SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

Exhibit 10.12

TRANSLOADING SERVICES AGREEMENT

THIS TRANSLOADING SERVICES AGREEMENT (this “Agreement”) is dated as of             , 2013, between Marlin Logistics, LLC, a Texas limited liability company (“Marlin”), and Associated Energy Services, LP, a Texas limited partnership (“AES”), both sometime hereinafter referred to jointly as the “Parties” and each individually as a “Party”.

WITNESSETH

WHEREAS, AES desires to have crude oil, waxy crude and other types of crude petroleum (collectively, “Crude Petroleum”) transferred (“transloaded”) from trucks to railcars utilizing a skid transloader (“Skid Transloading Services”) at Marlin’s Big Horn Transloading Facility (as defined hereinafter);

WHEREAS, Marlin intends to provide Skid Transloading Services with respect to Crude Petroleum owned and/or controlled by AES, as further described herein, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth hereinafter, AES and Marlin agree as follows:

1.	Definitions

“AES Termination Notice” has the meaning set forth in Section 5.2.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is controlled by or is under common Control with, the Person in question.

“Agreement” has the meaning set forth in the first paragraph of this agreement.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Big Horn Transloading Facility” shall mean that certain Crude Petroleum transloading facility situated in or near Bonneville, Wyoming, which, for the purpose of this Agreement, is comprised of one skid transloader capable of transloading a minimum of 380 barrels per hour (the “Skid Loader”). The definition of Big Horn Transloading Facility shall not include any ladder transloading equipment or any storage tanks currently or in the future situated at such facility, which, if utilized, will be addressed in a separate agreement between Marlin and AES.

“Barrel” means forty-two (42) U.S. gallons measured at sixty (60) degrees Fahrenheit.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

“Business Day” means a Day, other than Saturday or Sunday, when banks are open for business in New York, New York.

“Capacity Reduction Period” has the meaning set forth in Section 5.3.

“Capacity Restoration” has the meaning set forth in Section 6.4.

“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (a) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (b) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the receiving Party to involve a breach of the third party’s obligations to a Party or (c) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Credit” has the meaning set forth in Section 4.3.

“Crude Petroleum” has the meaning set forth in the first “Whereas” clause set forth above.

“Day” means a period of twenty-four (24) consecutive hours commencing 12:00 midnight Central Time, or such other period upon which the Parties may agree.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

“Delivery Month” has the meaning set forth in Section 8.1.

“Effective Date” has the meaning set forth in Section 2.1.

“Excess Volumes” has the meaning set forth in Section 3.2.

“Extension Period” has the meaning set forth in Section 2.2.

“Force Majeure” means acts of God, fires, floods, storms, landslides, lightning, earthquakes, washouts, epidemics; acts of the public enemy, wars, blockades, insurrections, terrorist acts, riots, civil disturbances; strikes, lockouts or other industrial disturbances; compliance with orders of Governmental Authorities; arrests and restraints of governments and people; explosions, breakage or accidental disruption of service; breakdown of machinery, storage tanks, or pipelines; freezing of machinery or lines of pipe; inability to obtain at reasonable cost servitudes, right of way grants, permits, governmental approvals, licenses, material, equipment, or supplies for constructing or maintaining facilities; and similar events or circumstances that prevent a Party’s ability to perform its obligations under this Agreement, so long as such events or circumstances are beyond such Party’s reasonable control and not caused by such Party’s negligence, and which could not have been prevented by the Party’s due diligence; provided, however, that a Party’s failure to pay any amounts due hereunder shall not constitute a Force Majeure event.

“Force Majeure Notice” has the meaning set forth in Section 5.1.

“Force Majeure Period” has the meaning set forth in Section 5.1.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Initial Term” has the meaning set forth in Section 2.2.

“Losses” has the meaning set forth in Section 12.2.

“Minimum Capacity” has the meaning set forth in Section 3.3.

“Minimum Volume Commitment” means 7,600 Barrels per Day multiplied times the number of Days during the applicable calendar Month.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

“Month” means a calendar month beginning with the first Day of such Month.

“Monthly Shortfall Payment” has the meaning set forth in Section 4.3.

“Monthly Volume Shortfall” has the meaning set forth in Section 4.3.

“Operational Modification” has the meaning set forth in Section 7.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Representatives” has the meaning set forth in Section 13.1.

“Skid Loader” means a Crude Petroleum transloader situated on a skid capable of transloading a maximum of 475 Barrels per hour.

“Skid Transloading Fee” has the meaning set forth in Section 4.1.

“Skid Transloading Services” has the meaning set forth in the first “Whereas” clause set forth above.

“Term” has the meaning set forth in Section 2.2.

“Termination Notice” has the meaning set forth in Section 5.1.

“transloaded” has the meaning set forth in the first “Whereas” clause set forth above and “transloading” has a correlative meaning.

“Wildcat Transloading Facility” shall mean that certain Crude Petroleum transloading facility situated in or near Price, Utah, which, for the purpose of this Agreement, is comprised of one Skid Loader. For the purpose of this Agreement, the definition of Wildcat Transloading Facility shall not include any ladder transloading equipment or any storage tanks currently or in the future situated at such facility, which, if utilized, will be addressed in a separate agreement between Marlin and AES.

2.	Effective Date and Term

2.1.	The obligations of the Parties, as described in this Agreement, shall commence on (the “Effective Date”).

2.2.	This Agreement shall be in force for a primary term of three years from the Effective Date (the “Initial Term”), and shall automatically renew from year to

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

year thereafter (each an “Extension Period”) until terminated by either Party as of the end of the Initial Term, or any Extension Period thereafter, on no less than one hundred eighty (180) days advance written notice prior to the end of the Initial Term or any Extension Period thereafter. The Initial Term and all Extension Periods, if any, shall be referred to in this Agreement collectively as the “Term.”

3.	Dedications and Commitments

3.1.	Each Month, AES shall deliver volumes of Crude Petroleum for transloading utilizing the Skid Loader situated at the Big Horn Transloading Facility equal to at least the Minimum Volume Commitment or, in the event that AES fails to do so, shall remit to Marlin the Monthly Shortfall Payment.

3.2.	AES may request that volumes of Crude Petroleum in excess of the Minimum Volume Commitment be transloaded by Marlin utilizing the Skid Loader (“Excess Volumes”). To the extent Marlin has then uncommitted, available capacity at the Skid Loader, Marlin shall use reasonable efforts to transload any Excess Volumes that AES may request be transloaded but shall not be obligated to do so. Any such Excess Volumes transloaded by Marlin utilizing the Skid Loader shall be transloaded at the rates specified in Section 4.1 below.

3.3.	Except during a Force Majeure event or a temporary shutdown of the Big Horn Transloading Facility and/or the Skid Loader for testing, maintenance or repair, Marlin agrees to maintain and operate the Skid Loader so that the actual operating capacity of the Skid Loader for transloading of Crude Petroleum equals or exceeds 380 Barrels per hour (the “Minimum Capacity”).

4.	Fees

4.1.	AES shall pay Marlin the sum of ** per Barrel for all Skid Transloading Services performed by Marlin pursuant to this Agreement (the “Skid Transloading Fee”). The Skid Transloading Fee shall be increased on the first anniversary of the Effective Date and on each annual anniversary date thereafter during the Term, by a percentage equal to the greater of zero or the positive change in the CPI-U (All Urban Consumers), as reported by the U.S. Bureau of Labor Statistics, comparing the latest published data with the comparable data for the previous year.

4.2.	Marlin shall invoice AES on a Monthly basis for the Skid Transloading Services and AES shall pay all amounts due (including any Monthly Shortfall Payments, as defined hereinafter, and payments for Excess Volumes) no later than ten (10) calendar Days after AES’ receipt of Marlin’s invoices. Any past due amounts owed by AES to Marlin shall accrue interest, payable on demand, at the lower of (a) eight percent (8%) per annum or (b) the maximum lawful interest rate.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

4.3.	If, during any Month, AES fails to deliver to Marlin for transloading utilizing the Skid Loader at the Big Horn Transloading Facility an amount of Crude Petroleum equal to at least the Minimum Volume Commitment for such Month, then AES shall pay to Marlin an amount equal to (i) the Monthly Volume Shortfall for such Month multiplied by (ii) the Skid Transloading Fee then in effect (the “Monthly Shortfall Payment”). “Monthly Volume Shortfall” for any Month shall mean the number of Barrels by which the Minimum Volume Commitment for such Month exceeds the actual Barrels of Crude Petroleum delivered to Marlin at the Big Horn Transloading Facility during such Month. The dollar amounts of any Monthly Shortfall Payment included in the Monthly invoice described above and paid by AES shall be posted as a credit to AES’s account (the “Credit”), and such Credit shall be applied against amounts owed by AES for Excess Volumes transloaded by Marlin during the then existing calendar quarter. Credits will be applied during the calendar quarter in which such Credits accrue and any portion of the Credit that is not used by AES during the applicable calendar quarter will expire.

4.4.	In addition to the Skid Transloading Fees set forth above, AES shall reimburse Marlin for each of the following:

(a)	any costs incurred by Marlin in complying with any new Applicable Laws that affect the services provided to AES under this Agreement, provided that (i) compliance by Marlin with any such new Applicable Law to perform the Skid Transloading Services in accordance with this Agreement requires capital expenditures by Marlin not otherwise required for Marlin to conduct its business in the ordinary course, and (ii) Marlin has made commercially reasonable efforts to mitigate the effect of such Applicable Laws. AES and Marlin will negotiate in good faith to agree on the level of the increased Skid Transloading Fees, which will be sufficient to allow Marlin to recover such increased cost (plus reasonable profit) incurred as result of any of the events described in this paragraph;

(b)	all taxes (other than income taxes, gross receipt taxes, ad valorem taxes, property taxes and similar taxes) incurred by Marlin on AES’s behalf with respect to the services provided under this Agreement; and

(c)	The actual costs of any capital expenditures Marlin agrees to make at AES’s request.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

4.5.	AES and its duly authorized representatives may, at AES’s option and at its sole expense at all reasonable times, but not more often than once in any calendar year, audit the books and records of Marlin with respect to any amounts payable by AES hereunder. Any audit of a particular calendar year must commence during the two-year period (or such longer period as the Parties may agree) following the end of such year.

5.	Force Majeure

5.1.	Unless otherwise specifically provided for in this Agreement, if Marlin is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than to make payments due, the obligations of Marlin, so far as they are affected by Force Majeure, will be suspended during the continuance of any inability so caused, but for no longer period. Marlin shall use commercially reasonable efforts to remedy such Force Majeure.

5.2.	As soon as possible following the occurrence of a Force Majeure event, Marlin shall provide AES with written notice of the occurrence of such Force Majeure event (a “Force Majeure Notice”). Marlin shall identify the full particulars and the approximate length of time that Marlin believes in good faith such Force Majeure event shall continue (the “Force Majeure Period”). If Marlin advises in any Force Majeure Notice that it believes in good faith that the Force Majeure Period shall continue for more than six (6) consecutive months, then, subject to Section 6 below, at any time after Marlin delivers such Force Majeure Notice, either Party may terminate this Agreement, but only upon delivery to the other Party of a notice (a “Termination Notice”) at least six (6) months prior to the expiration of the Force Majeure Period; provided, however, that such Termination Notice shall be deemed canceled and of no effect if the Force Majeure Period ends prior to the expiration of such six (6) month period. For the avoidance of doubt, neither Party may exercise its right under this Section 5.1 to terminate this Agreement as a result of a Force Majeure event with respect to any machinery, storage tanks, lines of pipe or other equipment that has been unaffected by, or has been restored to working order since, the applicable Force Majeure event, including pursuant to a restoration under Section 6.4.

5.3.	Notwithstanding the foregoing, if AES delivers a Termination Notice to Marlin (the “AES Termination Notice”) and, within thirty (30) Days after receiving such AES Termination Notice, Marlin notifies AES in writing that Marlin believes in good faith that it shall be capable of fully performing its obligations under this Agreement within a reasonable period of time, then the AES Termination Notice shall be deemed revoked and this Agreement shall continue in full force and effect as if such AES Termination Notice had never been given.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

5.4.	Subject to Section 6 below, Marlin’s obligations to maintain the Minimum Capacity shall be temporarily suspended during the occurrence and for the entire duration of a Force Majeure event that prevents Marlin from transloading the applicable Minimum Capacity. If Marlin is unable to transload volumes of Crude Petroleum actually delivered by AES for transloading utilizing the Skid Loader up to the Minimum Capacity due to a Force Majeure event lasting longer than forty- eight (48) consecutive hours, during any such Force Majeure period after the expiration of the 48 consecutive hour period (the “Capacity Reduction Period”), the Minimum Volume Commitment shall be reduced to the actual capacity of the Skid Loader and the calculation of any applicable Monthly Shortfall Payment during such Capacity Reduction Period shall be based on the reduced Minimum Volume Commitment. At such time as Marlin is capable of transloading volumes equal to the Minimum Capacity, AES’s obligation to pay the full Skid Transloading Fees and any Monthly Shortfall Payments based on the non-reduced Minimum Volume Commitment shall be fully restored.

6.	Capabilities of the Skid Loader

6.1.	Marlin shall use reasonable commercial efforts to minimize the disruption of service utilizing the Skid Loader. Marlin shall promptly inform AES of any actual or anticipated partial or complete disruption of service involving the Skid Loader that is expected to extend for more than twenty-four (24) hours, including relevant information about the nature, extent, cause and expected duration of the disruption and the actions Marlin is taking to resume full operations, provided that Marlin shall not have any liability for any failure to notify, or delay in notifying, AES of any such matters except to the extent AES has been materially prejudiced or damaged by such failure or delay. Marlin shall provide AES with at least ten (10) Days’ prior written notice of any planned maintenance or repair activity involving the Skid Loader that will significantly reduce the Minimum Capacity.

6.2.	Subject to Section 3.2, Force Majeure, disruptions for routine testing, repair and maintenance consistent with Crude Petroleum transloading industry standards and any requirements of Applicable Law, Marlin shall accept for transloading utilizing the Skid Loader, up to the maximum capacity of its Skid Transloading Services, all Crude Petroleum that meets the quality specifications of the applicable railroad Tariffs or AES’ purchaser(s). Further, Marlin shall maintain and repair the Skid Loader in accordance with transloading industry standards and in a manner which allows the Skid Loader to be capable, subject to Force Majeure or temporary shutdown for testing, repair and maintenance, of transloading volumes of Crude Petroleum that are no less than the Minimum Capacity.

6.3.	If for any reason, including without limitation a Force Majeure event, the throughput capacity of the Skid Loader falls below the Minimum Capacity, then

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

during such period of reduced throughput capacity, AES’s obligation to deliver volumes of Crude Petroleum for transloading utilizing the Skid Loader up to the Minimum Volume Commitment shall be reduced as described in Section 5.3.

6.4.	If, for any reason, Marlin fails to maintain the capacity of the Skid Loader at least at the Minimum Capacity for a period of fifteen (15) consecutive Days, except during a Force Majeure event or temporary shutdown for testing, repair or maintenance, either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ prior written notice. Any such meeting shall be held at a mutually agreeable location and shall be attended by executives of both Parties having sufficient authority to commit his or her respective Party to a Capacity Restoration (hereinafter defined). At the meeting, the Parties shall negotiate in good faith with the objective of reaching a joint resolution for the restoration of capacity through the Skid Loader which shall, among other things, specify steps to be taken by Marlin to fully accomplish such restoration and the deadlines by which such restoration must be completed (the “Capacity Restoration”). Any such Capacity Restoration shall set forth an agreed upon time schedule for such restoration. Such time schedule shall be reasonable under the circumstances, consistent with customary transloading industry standards and shall take into consideration Marlin’s economic considerations relating to costs of the repairs and AES’s requirements concerning its operations. Subject to the remainder of this Section 6.4 and to Section 6.5, Marlin shall bear the entire cost of any Capacity Restoration. In the event AES shall determine in good faith that its economic considerations justify incurring additional costs to restore the Skid Loader in a more expedited manner than the time schedule determined in accordance with the preceding sentence, AES may require Marlin to expedite the restoration to the extent commercially reasonable, subject to AES’s payment, in advance, of the estimated incremental costs to be incurred by Marlin as a result of such expedited time schedule. In the event the Parties agree to an expedited restoration plan wherein AES agrees to fund a portion of the restoration cost, then neither Party shall have the right to terminate this Agreement pursuant to Section 5.1 above so long as such restoration is being conducted with due diligence, and AES shall pay such portion of the restoration costs to Marlin in advance based on an estimate conforming to applicable Crude Petroleum pipeline industry standards. Upon completion of the restoration, AES shall pay the difference between the actual portion of restoration costs to be paid by AES pursuant to this Section 6.4 and the estimated amount paid under the preceding sentence within thirty (30) Days after receipt of Marlin’s invoice or, if appropriate, Marlin shall refund to AES the excess of the estimate paid by AES over Marlin’s actual costs as previously described within thirty (30) Days after completion of the restoration.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

6.5.	If Marlin either (a) refuses or fails to meet with AES within the period set forth in Section 6.4, (b) refuses to agree to perform a Capacity Restoration or (c) fails to perform its obligations in compliance with the terms of a Capacity Restoration, then AES may require Marlin to complete a restoration of the Skid Loader. Any such restoration required under this Section 6.5 shall be completed by Marlin at Marlin’s cost. Marlin shall use commercially reasonable efforts to continue to provide transloading of Crude Petroleum tendered by AES while such restoration is being completed. Any work performed by Marlin pursuant to this Section 6.5 shall be performed and completed in a good and workmanlike manner consistent with applicable Crude Petroleum industry standards and in accordance with all Applicable Laws.

6.6.	The services provided by Marlin pursuant to this Agreement shall consist only of Skid Transloading Services and Marlin shall not be obligated to provide terminalling or tankage facilities at any location or be obligated to arrange railcar leasing or railroad transportation. Marlin shall not have liability for any railcar with respect to ownership or lease costs. Marlin shall not charge AES railcar storage while AES’ railcar is in Marlin’s transloading area during transloading operations nor shall Marlin be responsible for any demurrage charges incurred whether caused in whole or in part by Marlin’s actions or inactions. Switching of partially full railcars in and out of Marlin’s transloading area shall be subject to the applicable railroads tariff and shall be borne solely by AES. AES shall not have the right to store railcars in Marlin’s transloading area.

6.7.	Any liability for measurement of volume losses of Crude Petroleum will be AES’ sole risk.

7.	Operational Modification, Additional Facilities and Capacity Expansion Requested by AES

AES may at any time make a written request to Marlin for an operational modification, including new truck un-loading facilities or other facilities and/or a capacity expansion of the Big Horn Transloading Facility (each, an “Operational Modification”), and shall include in such written request the parameters and specifications of the requested Operational Modification. Upon receipt of such a request, Marlin shall promptly evaluate the relevant factors related to such request, including, without limitation: engineering and design criteria, limitations affecting the Operational Modification, cost and financing factors and the effect of the Operational Modification on the overall operation of the Big Horn Transloading Facility. If Marlin determines that such Operational Modification is operationally, commercially and legally feasible, Marlin shall present a proposal to AES concerning the design and projected costs of such Operational Modification and the manner in which such costs might be funded by or recovered from AES, and the Parties shall negotiate in good faith to determine appropriate terms and conditions of Marlin’s

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

implementation of such Operational Modification, which shall include, without limitation, the scope and the appropriate timing of such Operational Modification, as well as a reasonable return on capital with respect to such Operational Modification, which may include, without limitation, direct funding or advance funding of all or part of the costs by AES or an increase in the Skid Transloading Fees. If Marlin determines the Operational Modification is not commercially or operationally feasible, it shall provide AES with an explanation of and justification for such determination.

8.	Nominations, Tenders and Title

8.1.	AES shall provide to Marlin monthly nominations of the volumes of Crude Petroleum that AES desires to transload utilizing the Skid Loader at least five Business Days prior to the first day of the Month in which transloading is expected to occur (the “Delivery Month”) and shall update such nominations on a regular basis throughout the Delivery Month. In addition, AES shall give reasonable notice to Marlin of inbound shipment of Crude Petroleum and shall provide Marlin with a Material Safety Data Sheet for the Crude Petroleum. The notification shall be in writing transmitted by email or facsimile transmission and shall give the time AES’s driver wishes to arrive for unloading. If Marlin is unable to accommodate AES’ driver at the requested time, Marlin shall advise AES of available time slots. Unscheduled requests for transloading shall be subject to delays and the availability or personnel or equipment.

8.2.	Title to the Crude Petroleum transloaded pursuant to this Agreement shall always remain the property of AES. Marlin shall be deemed to have custody of the Crude Petroleum from the time it passes the flange or other connection between the delivery truck until it passes the railroad tank car’s receiving line or flange. Marlin shall observe prudent industry practices in the receipt, transloading, and handling of AES’s Crude Petroleum.

9.	Additional Provisions Applicable to Transloading Services

9.1.	AES shall be responsible for any damages and/or repair to the Big Horn Transloading Facility resulting from (i) the negligence or wrongful acts of AES or any of its employees or agents, including without limitation, any tank truck drivers, and (ii) the delivery of any product or material other than Crude Petroleum for handling at the Big Horn Transloading Facility.

9.2.	AES shall have no liability for normal wear and tear or deterioration of the Big Horn Transloading Facility caused by the services contemplated in this Agreement.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

10.	Regulatory Matters

10.1.	In the event any Governmental Authority takes any adverse action with respect to Marlin or the Big Horn Transloading Facility that negatively affects the rights, obligations or expenses of Marlin under this Agreement, then the Parties shall negotiate in good faith to amend this Agreement to comply with any legislative, regulatory, administrative or judicial action and to retain the protections and structures reflected by its current terms to the maximum extent permissible under such judgment. In the event the Parties are unable to reach agreement with respect to such an amendment within a reasonable period of time (which shall not be less than thirty (30) Days) after the effectiveness of such action, then either Party may terminate this Agreement upon written notice to the other Party.

10.2.	In carrying out the terms and provisions of this Agreement, the Parties shall comply with all present and future Applicable Laws of any Governmental Authority having jurisdiction.

11.	Insurance, Responsibility For Loss or Damage

11.1.	AES shall maintain comprehensive insurance coverage for its Crude Petroleum while in Marlin’s custody and control. Marlin shall maintain comprehensive general liability insurance for injury to persons or property, including pollution liability, with combined limits of one million dollars for each occurrence. Marlin shall also maintain Workers’ Compensation insurance in accordance with Applicable Law. Neither party shall have any liability for any risk insured by the other or for which the other is responsible for insuring under this Agreement. If requested, Marlin shall promptly provide AES with certificates of insurance evidencing its insurance coverage, with the insurer’s agreement to provide AES with thirty (30) Days’ prior written notice of any cancellation, expiration, nonrenewal or reduction in coverage of any such policy.

11.2.	Marlin shall in no event be liable for loss or damage to AES’s Crude Petroleum, except when caused by Marlin’s gross negligence or willful misconduct. In consideration of the fees payable by AES to Marlin as provided in Section 4 of this Agreement (it being acknowledged that higher charges would be made but for the limitation of liability set forth in this section), it is understood and agreed that under no circumstances may Marlin’s liability for Crude Petroleum loss or damage or for any other loss or damage under this Agreement, including the indemnification provisions set forth in Section 12 hereinafter, exceed $1,000,000. Marlin shall not be liable for evaporation, clingage, separation or discoloration of Crude Petroleum while being transloaded.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

12.	Indemnities

12.1.	Environmental, Health or Safety Liability. AES agrees to protect, defend, indemnify and hold Marlin and its directors, officers, employees, servants, third- party agents, and Affiliated companies, free and harmless from and against all claims, suits, costs, liabilities, judgments, costs of specific performance orders or remedial action requirements, or demands for damages for potential or actual liability under federal, state or local environmental, health or safety laws or authorities, in conjunction with, relating to or arising out of work to performed under this Agreement, resulting from or proximately caused by the sole or concurrent acts or omissions of AES or AES’ customers, directors, officers, employees, servants, third-party agents or third parties with whom AES has a direct or indirect contractual relationship. With respect to the matters so indemnified, AES agrees to investigate, handle, respond to, provide defense for and defend any claim, governmental order, demand or suit at its sole expense.

12.2.	Other Liabilities.

(a)

Notwithstanding anything else contained in this Agreement (other than Section 12.1 above and subject to the provisions of Section 11.2 above), Marlin shall defend, indemnify, and hold harmless AES and each of its respective Affiliates, officers, directors, managers, shareholders, agents, employees, successors-in-interest, and assignees from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) (collectively, “Losses”) for or relating to (i) personal or bodily injury to, or death of the employees of AES and, as applicable, its customers, representatives, and agents, (ii) loss of or damage to any property, products, material, and/or equipment belonging to AES and, as applicable, its customers, representatives, and agents, and each of their respective Affiliates, contractors, and subcontractors (except for any volume losses of Crude Petroleum), (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for any volume losses of Crude Petroleum), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of Marlin or its employees, representatives or agents in connection with the ownership or operation of the Big Horn Transloading Facility and the services provided hereunder; and (iv) any Losses incurred by AES due to a breach of this Agreement by Marlin or its Representatives; PROVIDED, HOWEVER, THAT

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

MARLIN SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS AES FROM AND AGAINST ANY LOSSES TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AES.

(b)	Notwithstanding anything else contained in this Agreement, AES shall defend, indemnify, and hold harmless Marlin and each of its respective Affiliates, officers, directors, managers, shareholders, agents, employees, successors-in-interest, and assignees from and against any and all Losses for or relating to (i) personal or bodily injury to, or death of the employees of Marlin and, as applicable, its customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to Marlin and, as applicable, its customers, representatives, and agents, and each of their respective Affiliates, contractors, and subcontractors; (iii) loss of or damage to any other property, products, material, and/or equipment of any other description, and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of AES or its employees, representatives or agents, in connection with AES’s use of the Big Horn Transloading Facility and the services provided hereunder; and (iv) any Losses incurred by Marlin due to a breach of this Agreement by AES, or, as applicable, its carriers, customers and Representatives; PROVIDED, HOWEVER, THAT AES SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS MARLIN FROM AND AGAINST ANY LOSSES TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF MARLIN.

13.	Confidentiality

13.1.	From and after the Effective Date, each Party shall hold, and shall cause its Affiliates and its and their respective directors, managers, officers, employees, agents, consultants, advisors, contractors and other representatives (collectively, “Representatives”) to hold all Confidential Information of the other Party in strict confidence, with at least the same degree of care that applies to such Party’s confidential and proprietary information and shall not use such Confidential Information except in connection with its performance or acceptance of services hereunder and shall not release or disclose such Confidential Information to any other Person, except its Representatives. Each Party shall be responsible for any breach of this section by any of its Representatives.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

13.2.	If a Party receives a subpoena or other demand for disclosure of Confidential Information received from any other Party or must disclose to a Governmental Authority any Confidential Information received from such other Party in order to obtain or maintain any required approval, permit, consent or license, the receiving Party shall, to the extent legally permissible, provide written notice to the providing Party before disclosing such Confidential Information. Upon receipt of such notice, the providing Party shall promptly either seek an appropriate protective order, waive the receiving Party’s confidentiality obligations hereunder to the extent necessary to permit the receiving Party to respond to the demand, or otherwise fully satisfy the subpoena or demand or the requirements of the applicable Governmental Authority. If the receiving Party is legally compelled to disclose such Confidential Information or if the providing Party does not promptly respond as contemplated by this section, the receiving Party may disclose that portion of Confidential Information covered by the notice or demand.

13.3.	Each Party acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 13 and agrees that, in the event of such breach, the disclosing Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 13 and to enforce specifically the terms and provisions of this Section 13. Notwithstanding any other section hereof, the provisions of this Section 13 shall survive the termination of this Agreement.

14.	Assignment

Neither Party may assign this Agreement nor any of the rights, interests or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign its rights under this Agreement to a successor in interest resulting from any merger, reorganization, consolidation or as part of a sale of all or substantially all of its assets. This Agreement is binding upon and inures to the benefit of the successors, permitted assigns, and representatives in bankruptcy of the Parties. Nothing contained in this Section will prevent either Party from mortgaging its rights as security for its indebtedness, but any such mortgage shall be subordinate to the Parties’ rights and obligations under this Agreement.

15.	Representations and Warranties

Each Party to this Agreement represents and warrants to the other that it is an entity duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite corporate power and corporate authority to enter into this Agreement and to carry out the terms and provisions hereof.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

16.	Termination and Amendment

16.1.	This Agreement may not be terminated except as expressly provided herein, nor may any of its provisions be amended or waived without prior written consent of both Parties hereto.

16.2.	Neither failure nor delay by any Party to exercise any right or remedy of such Party provided herein shall operate as a waiver with respect to a future exercise thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

17.	Notices

Any notice, statement, or invoice provided for in this Agreement shall be in writing and shall be considered as having been given if hand carried or if mailed by United States mail, postage prepaid, to the following address, respectively:

AES:

Name:	Associated Energy Services, LP

Address:	2105 CityWest Blvd., Suite 100
Houston, Texas 77042
Attention:	President

Marlin:

Name:	Marlin Logistics, LLC
Address:	2105 CityWest Blvd., Suite 100
Houston, Texas 77042
Attention:	President

or to such other address as such Party may indicate by a notice delivered in accordance with this Section 17.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

18.	Governing Law

This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, without recourse to any principles of law governing conflicts of law that would otherwise require the application of the laws of another jurisdiction.

19.	Fees and Costs; Damages

If mediation or arbitration is necessary to resolve a dispute other than one arising under the indemnification obligations of this Agreement, each Party agrees to bear its own attorneys’ fees and costs of investigation and defense, and each Party waives any right to recover those fees and costs from the other Party or Parties.

20.	Mutual Waiver of Certain Remedies

Except as to the Parties’ indemnification obligations, if any, NEITHER PARTY SHALL BE LIABLE OR OTHERWISE RESPONSIBLE TO THE OTHER FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, FOR LOST PRODUCTION, OR FOR PUNITIVE DAMAGES AS TO ANY ACTION OR OMISSION, WHETHER CHARACTERIZED AS A AGREEMENT BREACH OR TORT, THAT ARISES OUT OF OR RELATES TO THIS AGREEMENT OR ITS PERFORMANCE OR NONPERFORMANCE.

21.	Severability

In the event any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, or by an empowered government agency, such findings shall not affect the remaining provisions of this Agreement, which are not found to be invalid, illegal or unenforceable, unless such construction would be unreasonable.

22.	Default

22.1.	Either Party hereunder shall be in default if such Party: (a) materially breaches any provision of this Agreement and such breach is not cured within fifteen (15) Days after written notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party; provided, however, that if such breach is not capable of being cured within fifteen (15) Days but the defaulting Party promptly commences and diligently prosecutes such cure, then such cure period will be extended for up to an additional ninety (90) Days; (b) becomes insolvent, enters voluntary or involuntary bankruptcy or makes an assignment for the benefit of creditors; (c) fails to pay any undisputed sums due hereunder when due.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

22.2.	If either Party is in default as described above, then the non-defaulting Party may: (a) terminate this Agreement upon written notice to the defaulting Party; (b) withhold any payments due to the defaulting Party under this Agreement; (c) suspend the performance of its obligations hereunder; and/or (d) pursue any other remedy at law or in equity.

23.	Waiver of Trade Practices Acts

The Parties intend that Supplier’s rights and remedies with respect to this Agreement and all related practices of the Parties shall be governed by legal principles other than the Texas Deceptive Trade Practices–Consumer Protection Act, Tex. Bus. & Com. Code Ann. §17.41 et seq. (“DTPA”). THE PARTIES HEREBY WAIVE APPLICABILITY OF THE DTPA TO THIS AGREEMENT AND TO ANY AND ALL DUTIES, RIGHTS, OR REMEDIES THAT MIGHT BE IMPOSED BY THE DTPA, WHETHER THEY ARE APPLIED DIRECTLY BY THE DTPA ITSELF OR INDIRECTLY IN CONNECTION WITH OTHER STATUTES; PROVIDED THAT THE PARTIES DO NOT WAIVE §17.555 OF THE DTPA. EACH PARTY WARRANTS THAT IT IS A “BUSINESS CONSUMER” FOR PURPOSES OF THE DTPA, THAT IT HAS ASSETS OF $5 MILLION OR MORE AS SHOWN IN ITS MOST RECENT FINANCIAL STATEMENTS, THAT IT HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLES IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT, THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS OWN CHOICE IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED IN IT; AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH THE OTHER PARTY. Each Party recognizes that the consideration for which the other Party has agreed to perform under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Each Party further recognizes that the other Party, in determining to proceed with entering into this Agreement, has expressly relied upon this waiver and the inapplicability of the DTPA.

24.	Arbitration

The Parties desire to informally resolve any disputes that may arise, if possible. All disputes arising out of or relating to this Agreement that are not resolved by agreement of the Parties must be resolved under the provisions of this Section. If disputes arise out of or relating to this Agreement, a Party shall give written notice of such disputes to the other Party, and each Party will appoint an employee to negotiate with the other Party concerning the disputes. If the disputes have not been resolved by negotiation within 30 Days of the initial dispute notice, or if the complaining Party fails to send an initial dispute notice, the disputes shall be resolved by arbitration in accordance with the then current International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration and related commentary (“Rules”) and this Section. The

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1, et seq., and the Rules, to the exclusion of any provision of state law inconsistent with them. The Party seeking resolution shall initiate arbitration by written notice sent to the other Party. The Parties shall promptly select one disinterested arbitrator with at least ten years’ experience in the natural gas industry or ten years’ experience with natural gas law, and not previously employed by either Party or its Affiliates, and, if possible, shall be selected by agreement between the Parties. If the Parties cannot select an arbitrator by agreement within 30 Days of the date of the notice of arbitration, a qualified arbitrator will be selected in accordance with the Rules. If the disputes involve an amount greater than $1,000,000, they will be decided by a panel of three arbitrators with the above qualifications, one selected by each Party, and the third selected by the Party-appointed arbitrators, or in the absence of their agreement, pursuant to the Rules. The arbitrator(s) shall resolve the disputes and render a final award in accordance with the substantive law of the state referenced in Section 18 above, “Governing Law.” The arbitration award will be limited by Sections 19, “Fees and Costs; Damages,” Section 20, “Mutual Waiver of Certain Remedies,” and Section 23, “Waiver of Trade Practices Acts.” The Parties intend case specific dispute resolution; either Party may opt out of any attempted class action for all claims of any Party related to this Agreement. The arbitrator(s) shall state the reasons for the award in writing, and judgment on the arbitration award may be entered in any court having jurisdiction.

25.	Negotiations; Entire Agreement; Amendment; No Third Party Beneficiaries.

The language of this Agreement shall not be construed in favor of or against either Party, but shall be construed as if the language were drafted mutually by both Parties. This Agreement constitutes the final and complete agreement between the Parties. There are no oral promises, prior agreements, understandings, obligations, warranties, or representations between the Parties relating to this Agreement other than those stated herein. All waivers, modifications, amendments, and changes to this Agreement shall be in writing and signed by the authorized representatives of the Parties. The relations between the Parties are those of independent contractors; this Agreement creates no joint venture, partnership, association, other special relationship, nor any fiduciary obligations. There are no third party beneficiaries of this Agreement.

26.	Counterparts

This Agreement may be executed in any number of counterparts, all of which will be considered together as one instrument, and this Agreement will be binding upon all Parties executing it.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

IN WITNESS WHEREOF, Marlin and AES have caused this Agreement to be duly executed, all as of the date set forth above.

Marlin Logistics, LLC

By:
Name:
Title:

Associated Energy Services, LP

By:
Name:
Title: